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                                                      Exhibit 10.22

                                           Amended and Restated October 16, 2001

              THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY
                                 SEVERANCE PLAN

PURPOSE OF THE PLAN
-------------------

     The Burlington Northern and Santa Fe Railway Company Severance Plan ("Plan") is intended to provide severance benefits to salaried employees of The Burlington Northern and Santa Fe Railway Company ("Company") whose employment is terminated by the Company under the circumstances outlined in this Plan. With the adoption of this Plan, the Company has also terminated all prior severance arrangements adopted by predecessor companies except to the extent that an individual is eligible to receive benefits under such program.

ELIGIBILITY
-----------

     A person shall be an "Eligible Employee" if he or she is an active, regularly assigned, full-time salaried employee not covered by a collective bargaining agreement, who is terminated by the Company for other than Cause, and who executes a general release agreement in the form as established by the Company or the Committee under this Plan; provided, however, an employee who is party to an individual severance agreement with the Company or its affiliates and under which benefits are paid upon termination shall not constitute an Eligible Employee. Notwithstanding the foregoing, an employee who does not execute a general release and who otherwise satisfies the requirements of an Eligible Employee shall be entitled to two weeks' Base Salary as severance, but no other benefits under this Plan.

     On an exception basis, the Company may, in its sole discretion, offer the benefits of this Plan, or a reduced portion of the benefits, on an individual basis as an inducement to a mutually agreed termination of employment.

DEFINITIONS
-----------

     1. "Credited Service" shall be defined as months of vesting service for which each employee is credited under the BNSF Retirement Plan. A partial month of service shall be credited as a full month.

     2. "Base Salary" means the Eligible Employee's highest regular base salary during the 24 month period prior to the date of termination of employment, excluding overtime and bonuses, computed on a weekly basis.

     3. "Committee" means a committee comprised of the Executive Vice President Law & Chief of Staff and the Vice President Human Resources. The Committee shall have discretionary authority to administer, construe and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment of any benefits hereunder, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     4. "Company" means The Burlington Northern and Santa Fe Railway Company, and its wholly owned subsidiaries which elect to participate.

     5. "Severance Allowance" means the total Severance Allowance available to an Eligible Employee pursuant to the Plan.

     6. "BNSF Retirement Plan" means the qualified retirement plan maintained by the Company.

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     7.   "Incentive Payments" means gross cash payments earned under the
          Incentive Compensation Plan (ICP).

     8. "Vacation" means the vacation amount as provided under the Company's existing vacation policy. In the event an Eligible Employee has a written agreement providing additional vacation benefits, that agreement will govern.

     9. "Cause" shall mean (a) the failure by the employee to substantially perform the assigned duties with the Company in accordance with the standards of the Company (other than any such failure resulting from incapacity due to physical or mental illness), or (b) the willful engaging by the employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

DURATION AND TIMETABLE
----------------------

     1. This Plan shall continue in effect through December 31, 2001; provided, however, that commencing on January 1, 2002, and each January 1 thereafter, the Plan shall automatically be extended for one additional year, provided that the Company or the President of the Company reserves the right to amend or terminate all or any portion of the Plan at any time.

     2. The Company will determine the date an Eligible Employee's termination will be effective. In the event an Eligible Employee resigns or otherwise terminates employment with the Company prior to the effective Date of Termination, he/she forfeits all further participation in this Plan.

SEVERANCE ALLOWANCE
-------------------

     The Plan will provide an Eligible Employee a specified amount of money at the time of separation and certain other benefits.

     The amount of the Severance Allowance will be determined under one of the following schedules.

     A.   A lump sum allowance in an amount equal to the higher of (1) or (2):

          (1)  One week's Base Salary times years of Credited Service, plus

               One  week's Base Salary per $4,000 of annual Base Salary, plus

               One week's Base Salary for each year over 40 years of age.

          (2)  Two weeks' Base Salary times years of Credited Service.

          The minimum payment under Schedule A will be eight (8) weeks' Base Salary and the maximum benefit will be two (2) years' Base Salary.

     B. In the case of a discretionary individual Severance Allowance provided as an inducement to a mutually agreed termination of employment, a lump sum amount determined solely by the Company that is less than the amount that would be provided under Schedule A of this section.

     The time and method of payment of a Severance Allowance will be determined by the Company, but it is intended that payments will be made within 30 days of receipt of the general release by Human Resources. Severance Allowance payments will be subject to withholdings for federal income tax, state

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income tax where applicable, and Railroad Retirement Tax and other appropriate deductions, but shall not constitute compensation under any Company retirement plan.

     Notwithstanding the foregoing provisions of this Plan, the amount of any payment provided under this Plan shall be reduced by (1) any similar payment made by the Company required by any federal or state law including but not limited to the Worker Adjustment and Retraining Notification Act with respect to such termination of employment, and (2) if the employee is in inactive status, the amount of any short-term disability income benefits the Company or a Company plan paid to the Eligible Employee in the preceding twelve (12) months. In addition, notwithstanding the foregoing provisions of the Plan, no payments will be made to an Eligible Employee or his or her spouse or beneficiary (a) if the Eligible Employee is offered the benefit of Supplement D under the BNSF Retirement Plan; or (b) if a pension commences to be paid (or would commence to be paid if the individual had not deferred the commencement date) to the Eligible Employee, spouse or beneficiary pursuant to Supplement A, B, C or D of the BNSF Retirement Plan, except as set forth in the following paragraph.

SUPPLEMENT D TO THE BNSF RETIREMENT PLAN
----------------------------------------

     If the early retirement window benefit payable to the Eligible Employee under Supplement D of the BNSF Retirement Plan would have been greater if the benefit was calculated under subparagraph D-5(1) rather than subparagraph D-5(2) (disregarding subparagraph D-5(4)), then the excess of such benefit calculated under subparagraph D-5(1) over the benefit calculated under subparagraph D-5(2) (disregarding subparagraph D-5(4)) will be paid to the Eligible Employee under this Plan in a lump sum payment.

     If the early retirement window benefit determined under Paragraph D-5 of Supplement D to the BNSF Retirement Plan for an eligible Participant is reduced to enable the BNSF Retirement Plan to meet the requirements of Sections 401(a)(4) and 410(b) of the Internal Revenue Code and such reduction is not paid from the Burlington Northern Santa Fe Supplemental Retirement Plan, the amount of such reduction shall be paid under this Plan.

UNPAID LEAVE OF ABSENCE
-----------------------

     Eligible Employees who are eligible to retire under the early retirement provisions of the BNSF Retirement Plan as of their date of termination may elect to be placed upon an Unpaid Leave of Absence until the earlier of the date the Eligible Employee elects to begin receiving benefits under the BNSF Retirement Plan, reaches age 65 or reaches 30 years of service at or after age 62.

     Eligible Employees whose age and Credited Service when added together total at least 70, or who are at least 50 years of age with five (5) years of Credited Service, and who are not eligible under paragraph 1 above, may elect to be placed upon an Unpaid Leave of Absence until eligible to commence an early retirement benefit under the BNSF Retirement Plan.

     An Eligible Employee who elects to be placed upon an Unpaid Leave of Absence may irrevocably elect to spread his or her Severance Allowance over a period of up to two years from the date the Unpaid Leave of Absence commences, provided such election is made prior to termination of employment and in accordance with such restrictions as the Committee may impose. In the event the Eligible Employee terminates his or her employment, any remaining amounts due shall be paid in a lump sum.

     An Eligible Employee who elects to be placed upon an Unpaid Leave of Absence will continue to accrue benefit and vesting service under the BNSF Retirement Plan to the extent consistent with applicable IRS requirements.

     If the Eligible Employee elects the Unpaid Leave of Absence, there are other special rules applicable as described below.

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     Notwithstanding the above provisions dealing with Unpaid Leave of Absence, the Eligible Employee will be treated as having terminated employment, will not have a right to elect to be placed upon an Unpaid Leave of Absence and will not continue to accrue benefit or vesting service under the BNSF Retirement Plan if:

     a. a retirement benefit under the BNSF Retirement Plan commences to be paid (or would commence to be paid if the Eligible Employee had not deferred the commencement of such retirement benefit) to the Eligible Employee, spouse or beneficiary pursuant to Supplement A, B, C or D of the BNSF Retirement Plan; or

     b. the benefit accrued during the Unpaid Leave of Absence will cause the BNSF Retirement Plan to fail to meet the requirements of Section 401(a) or 410(b) of the Internal Revenue Code.

OTHER BENEFITS
--------------

     All welfare benefits and participation in compensation plans shall cease upon your date of termination or the date your unpaid leave commences except as described below.

     HEALTH CARE BENEFITS
     --------------------

          The Company will pay the premiums for continuation coverage under the medical and dental plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for six (6) months and the Eligible Employee may purchase up to an additional twelve (12) months of COBRA coverage or the number of months required by law; provided coverage will terminate when an individual is covered under another group medical and dental plan.

          If at the end of the six (6)-month period an Eligible Employee has begun receiving benefits under Article 6 or 7 of the BNSF Retirement Plan, the Eligible Employee will be eligible to commence retiree medical and life coverage under the BNI or SFP retiree medical and life plans, if eligible under those plans. The Eligible Employee will lose eligibility for retiree medical and life coverage if he or she does not commence such coverage the day immediately following the end of the six (6)-month period.

          If at the end of the six (6)-month period, the Eligible Employee is not yet eligible to commence benefits under Article 6 or 7 of the BNSF Retirement Plan, the Eligible Employee will be able to elect retiree medical and life coverage as follows: a) if on a leave of absence, immediately upon the end of the leave of absence at the Eligible Employee's retirement date under Article 6 or 7 of the BNSF Retirement Plan provided he or she is eligible for retiree medical and life coverage pursuant to the terms of the retiree medical and life insurance plan or b) if not on a leave of absence, and is receiving benefits under Supplement D of the BNSF Retirement Plan, on the Eligible Employee's earliest retirement date under
     Article 6 or 7 of the BNSF Retirement Plan provided he or she is eligible for retiree medical and life coverage pursuant to the terms of the retiree medical and life insurance plan. The Eligible Employee will lose eligibility for retiree medical and life coverage if he or she does not commence such coverage the first day he or she is eligible for benefits under Article 6 or 7 of the BNSF Retirement Plan.

          A conversion privilege for employee life insurance, less any BNSF group term life insurance for which the Eligible Employee is eligible as a retiree, will be provided within 31 days of the date coverage under the active employee plan ceases, i.e., the Date of Termination or the date the Unpaid Leave of Absence commences.

     INVESTMENT AND RETIREMENT PLAN
     ------------------------------

          Eligible Employees may elect to keep their accounts in the Investment and Retirement Plan or to receive their account balance upon termination. However, Eligible Employees on an Unpaid Leave of Absence will not be eligible for a distribution until the termination of the Unpaid Leave of Absence, and loan payments will be required to be made while on leave.

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    STOCK PLANS
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          If the Eligible Employee is terminated under this Plan, stock awards will become exercisable or restrictions shall lapse in an amount and for the limited period of time set forth in the applicable stock plans. If the Eligible Employee elects an Unpaid Leave of Absence, the right to an Unpaid Leave of Absence is contingent upon the Eligible Employee's agreement that stock awards will be treated as if the Eligible Employee's last day of compensated service is the Date of Termination.

    INCENTIVE PAYMENTS
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          An Eligible Employee shall be entitled to a pro rata ICP payment based upon the date of termination or the day the Unpaid Leave of Absence commences and based upon Company performance. The ICP payment will be made at the same time active employees receive their payments.

    VACATION
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          Accrued and earned vacation will be paid in a lump sum following the
     Date of Termination or the date the Unpaid Leave of Absence commences.

    OUTPLACEMENT COUNSELING
    -----------------------

          The Company may provide, at times and places specified by the Company, outplacement counseling as designated by the Company to Eligible Employees. The Company will have sole discretion in the selection of the outside vendor and services to be provided.

CLAIM REVIEW PROCEDURE
----------------------

     1. All inquiries concerning claims under the Plan shall be submitted to the Company and shall be addressed as follows: Ms. Gloria Zamora, Vice President Human Resources, BNSF, 2500 Lou Menk Drive, Ft. Worth, Texas, 76131.

          In the event that any claim for benefits is denied in whole or in part, the Company shall notify the claimant in writing of such denial and shall advise the claimant of his or her right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect the claim, an explanation of why such material is necessary and an explanation of the Plan's review procedure. Such written notice shall be given to the claimant within a reasonable period of time after the claim is filed with the Company.

     2. Any person or his or her duly authorized representative, whose claim for benefits is denied in whole or in part may appeal from such denial by submitting to the Company a request for a review of the claim within 65 days after receiving written notice of such denial from the Company. The Company shall give the claimant an opportunity to review pertinent documents in preparing his or her request for review.

     3. The request for review must be in writing and shall be addressed as follows: Ms. Gloria Zamora, Vice President Human Resources, BNSF, 2500 Lou Menk Dr., Fort Worth, Texas 76131. The request for review shall set forth all of the grounds upon which it is based, all facts and support thereof and any other matters which the claimant deems pertinent. The Company may require the claimant to submit such additional facts, documents or other material as the Company may deem necessary or appropriate in making its review.

     4. The Company shall act upon each request for review within 60 days after receipt thereof unless special circumstances require further time for processing, but in no event shall the

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          decision on review be rendered more than 120 days after the Company receives the request for review.

     5. The Company shall give written notice of its decision to the claimant. In the event that the Company confirms the denial of application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial and specific references to the Plan provisions on which the decision is based.

ERISA REQUIREMENTS
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    The following paragraphs contain specific information required by the
    Employee Retirement Income Security Act of 1974 (ERISA):

    The name of the Plan is The Burlington Northern and Santa Fe Railway Company Severance Plan.

    The Sponsor of the Plan is:

    The Burlington Northern and Santa Fe Railway Company 2500 Lou Menk Drive

    Fort Worth, Texas 76131

    The administrator of the Plan is the Committee. The Committee can be contacted by writing:

    The BNSF Severance Plan Committee
    c/o Ms. Gloria Zamora
    2500 Lou Menk Drive
    Fort Worth, Texas 76131

    The Plan Administrator may be contacted by calling (817) 352-3690.

    Mr. Jeffrey Moreland, Executive Vice President-Law and Chief of Staff, The Burlington Northern and Santa Fe Railway Company, 2650 Lou Menk Drive, Fort Worth, Texas 76131, is designated as agent for legal process. Service of legal process may also be made upon written request to the Plan Administrator.

    The Employer Identification Number (EIN) assigned by the Internal Revenue Service is 41-6034000.

    You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

         examine, without charge at the office of the Plan Administrator, all plan documents and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

         obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. A reasonable charge may be made for the copies.

         receive a summary of the plan's annual report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for plan participants, ERISA imposes duties upon people who are responsible for the operation of the plan. The people who operate your plan, called "fiduciaries" of the plan, have the duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have a right to have the plan reviewed and reconsider your

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claim. Under ERISA, there are steps you can take to enforce the above rights.
For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U. S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about this statement or your rights under ERISA, you should contact the Plan Administrator or the Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

DISCLAIMER

     The adoption of this Plan is entirely voluntary on the part of the Company and is not intended nor shall be construed as creating a contract of employment between the Company or its successors and an Eligible Employee, nor shall it be construed as a term of employment. All participants are employees at the will of the Company.

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